Exhibit 99.3
Eventbrite Appoints Dr. Pilar Manchón to Board of Directors

Eventbrite (NYSE: EB), a global events marketplace, today announced the appointment of Dr. Pilar Manchón to the company’s Board of Directors, bringing with her an extensive background in artificial intelligence (AI), including expertise in generative, conversational, and responsible AI. Currently, Dr. Manchón is the Senior Director of Engineering, Research Strategy at Google AI.

“Pilar has been a leading voice in the AI industry for over 25 years. Her diverse combination of extensive industry knowledge, entrepreneurial experience, and strategic vision will help accelerate success for both Eventbrite and our community of global event organizers as we continue to build innovative tools that help them reach larger audiences,” said Julia Hartz, CEO and Co-founder of Eventbrite.

In her current role, Dr. Manchón architects moonshots in generative AI and leads teams of research scientists, engineers and UX researchers across multiple projects. Previously, she has held various executive and leadership positions at companies, including Roku, Amazon, and Intel. Additionally, she was the founder and Chief Executive Officer of Intelligent Dialogue Systems, and serves on multiple boards for companies across industries including AI, cancer diagnosis and cryptocurrency. She holds an MSc. in Cognitive Science and Natural Language and a PhD in Computational Linguistics on Intelligent Dialog Systems.

“As one of the world’s largest marketplaces for live events, Eventbrite is an industry leader with an outsized impact on culture,” said Dr. Manchón. “I look forward to bringing my passion and knowledge to a team who constantly strives to innovate for their customers.”

The appointment of Dr. Manchón underscores the company’s commitment to help creators grow their businesses. It also comes on the heels of Eventbrite's recent launch of AI-powered tools that help creators auto-create event descriptions, summaries, and much more, enabling creators to save time and do more of what they love: curate and create indelible memories at unforgettable events.

About Eventbrite:
Eventbrite is a global events marketplace that serves event creators and event goers in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. With over 280 million tickets distributed for over 5 million total events in 2022, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include a coveted spot on Fast Company’s prestigious The World’s 50 Most Innovative Companies and Fast Company’s Brands That Matter lists, the Great Place to Work® Award in the U.S., and Inc. 's Best-Led Companies honor. Learn more at www.eventbrite.com.

Eventbrite Communications
press@eventbrite.com

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